Exhibit 99.1

Aida Pharmaceuticals, Inc, Releases Fiscal 2007

Annual Report on Form 10-KSB

Report Shows 88% Increase in Net Income and Doubling of Net Margins

SANTA MONICA, CA – April 1, 2008 – Aida Pharmaceuticals, Inc. (OTC BB: AIDA) today announced a summary of its fiscal 2007 Annual Report on Form 10-KSB, which was filed with the Securities and Exchange Commission on March 31, 2008.  In fiscal 2007, revenue decreased by 1.48% compared with fiscal 2006’s revenue of $29,643,103.  However, income from operations in fiscal 2007 increased by approximately 38.33% to $5,445,246 compared with $3,936,378 in fiscal 2006.  Net income in fiscal 2007 also increased to $2,739,825 from $1,453,584 in fiscal 2006, an approximately 88.49% increase.  Aida Pharmaceutical, Inc.’s net profit margin in fiscal 2007 was approximately 9.38% as compared to approximately 4.90% in fiscal 2006, which showed that it was more profitable in fiscal 2007.

Financial Data of Aida Pharmaceutical, Inc. in fiscal 2007 and fiscal 2006

	2006	2007
Revenue	29,643,103	29,203,786
Income from operation	3,936,278	5,445,246
Income before tax	2,322,597	4,683,353
Net income	1,453,584	2,739,825
Net Profit Margin	4.90%	9.38%

Comparison Between Fiscal Quarters in 2007

The revenue of Aida Pharmaceutical, Inc. in the first fiscal quarter (“Q1”), second fiscal quarter (“Q2”), third fiscal quarter (“Q3”) and fourth fiscal quarter (“Q4”) of 2007 was $5,296,176, $6,419,476, $7,373,770 and $10,114,364 respectively.  Q3’s revenue was 14.87% higher than Q2’s revenue and, compared with Q1, Q2 and Q3, the revenue in Q4 increased by 90.97%, 57.56% and 37.17% respectively.

Aida Pharmaceutical, Inc.’s gross profit in Q1, Q2, Q3 and Q4 was $2,343,660, $2,814,190, $3,816,085 and $5,739,169, respectively.  In Q4, gross profit increased by 146.99%, 103.94% and 50.39% compared with Q1, Q2 and Q3 respectively.

Aida Pharmaceutical, Inc.’s gross margin was 43.87%, 43.84%, 51.75% and 50.31% in Q1, Q2, Q3 and Q4, respectively. Although Q2’s gross margin decreased marginally as compared with Q1, Q3’s profit margin of 51.75% was much improved over Q1 and Q2. Q4’s gross margin decreased marginally  to 50.31% as compared with 51.75% for Q3.

Income from operations increased in each quarter with $27,312 in Q1, $811,708 in Q2, $1,362,537 in Q3 and $3,243,689 in Q4.

In Q4, net cash increased by 28.97% to $8,391,633 as compared with Q3. In Q3, net cash increased by $6,506,533  as compared with $2,503,123 in Q2 and $3,397,447 in Q1.

The return on equity in Q4 was 26.46%, a very strong improvement over 12.31% in Q3, 7.66% in Q2 and 0.26% in Q1.

Table 1: Financial Data of Aida Pharmaceuticals, Inc. in 2007

	2007
	2007 Q1	2007 Q2	2007 Q3	2007 Q4
Revenue	5,296,176	6,419,476	7,373,770	10,114,364
Gross Profit	2,323,660	2,814,190	3,816,085	5,739,169
Income from operation	27,312	811,708	1,362,537	3,243,689
Income before tax	-177,255	349,465	929,451	3,581,692
Net cash provided by operating activities	3,397,447	2,053,123	6,506,533	8,391,633

Jin Biao, Chairman of Aida Pharmaceuticals, Inc., noted, “Although revenue in 2007 decreased slightly compared with 2006’s revenue, our profitability measured by income from operations and net income showed that our profit-generating abilities have been increased substantially as compared with the past.  There are several reasons why the latter part of 2007 was so much stronger than the previous quarters.  First, the rules for tendering  of  pharmaceutical purchases are more widely carried out in the PRC than before, and these rules are beneficial for patented drugs such as ours as they help build strong distribution channels.  Next, after several years of  marketing, more PRC consumers are inclined to accept and purchase patented drugs.  By having a strong and reputable name brand and due to Etimicin Sulfate’s status as a patented drug, our customers are more inclined to purchase our products than non-patented drugs from our competitors.”

Chairman Biao continued, “We have also intensified our marketing program and have made significant strides in penetrating new geographic markets such as Fujian, Sichuan and Chongqing. We used to have minimal sales in those markets but are now showing increased sales and revenue there. We expect to begin penetrating rural areas in the PRC especially with the implementation of the PRC’s “Overall National Medical Insurance” policy.  We have also made concerted efforts to maintain and grow sales in major areas that presently account for large percentages of our sales, such as Zhejiang, Beijing and Guangdong.  Lastly, we have taken strong patent infringement legal actions against manufacturers who have been counterfeiting our products.  For these reasons, we believe that we are able to maintain our healthy growth rate through 2008.”

About Aida Pharmaceuticals, Inc.

Aida Pharmaceuticals, Inc. is a product-focused pharmaceuticals company engaged in the formulation, clinical testing, registration, manufacture, sales and marketing of advanced pharmaceutical and genetic products in mainland China. The Company's mission is to discover, develop and market meaningful new therapies that improve human health. Aida Pharmaceuticals, Inc.  in operation since March 1999, is headquartered in Hangzhou, the People’s Republic of China with manufacturing, distribution and sales points throughout mainland China.  Aida Pharmaceutical, Inc. is GMP-certified in the People’s Republic of  China and ISO9002 certified for quality assurance and ISO14000 certified for ecologically-friendly practices.

For additional information, please visit http://en.aidapharma.com.

Contact Information:

Ashley Hull

(310) 450-9100 opt 1

ashley@leacapital.com

Broker Contact:

Chesapeake Group

(410) 825-3930

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